Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this the Registration Statement on Form SB-2 of our report dated February 13, 2006, relating to the financial statements of Procera Networks, Inc. for the year ended January 1, 2006 appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
April 28, 2006